EXHIBIT 99.1

Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
908-630-5000	908-630-5018

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP REPORTS
RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 2007

BERNARDSVILLE, NJ – November 1, 2007…Somerset Hills Bancorp (NASDAQ:SOMH) reported its results of operations for the three and nine month periods ended September 30, 2007.  For the nine months ended September 30, 2007, net income increased by $27,000 to $1.6 million or $0.30 per diluted share compared to $1.5 million or $0.35 per diluted share for the nine ended September 30, 2006. For the quarter ended September 30, 2007, net income decreased by $69,000 to $504,000, or $0.10 per diluted share compared to $0.13 per diluted share for the third quarter of 2006. The Company’s return on average equity declined to 5.53% for the nine months ended September 30, 2007 from 7.56% for the nine months ended September 30, 2006. The decline in earnings per diluted share and return on average equity in the current period and year to date partially reflects the impact of the issuance of approximately 1.3 million shares in 2006, and the addition of approximately $10.3 million in equity, upon the exercise of the Company’s outstanding common stock purchase warrants which expired in November, 2006.

For the nine months ended September 30, 2007, the Company’s net interest income increased by $680,000 to $7.9 million, as interest income increased by $2.0 million and interest expense increased by $1.3 million.   For the quarter ended September 30, 2007, the Company’s net interest income increased by $289,000 to $2.7 million, as interest income increased by $524,000 and interest expense increased by $235,000.

As a result of these changes, the Company’s net interest margin declined from 4.20% for the nine months ended September 30, 2006 to 3.92% for the nine months ended September 30, 2007. Our net interest margin for the quarter ended September 30, 2007 was 3.95%, compared to 4.05% for the quarter ended September 30, 2006.  The decline reflects the impact of certain promotional rates offered on deposit products at the Bank’s two newest offices, Madison and Long Valley, New Jersey, as well as the overall competitive marketplace for deposits in the Company’s trade area.

At September 30, 2007, loans increased $23.0 million, or 12.9% to $201.4 million from $178.4 million when compared to September 30, 2006.  At September 30, 2007, deposits increased $21.2 million, or 9.0% to $258.0 million from $236.8 million when compared to September 30, 2006.  During the same period, core deposits increased 10.2% and account for 85.4% of total deposits at September 30, 2007.

At September 30, 2007, total assets were $296.6 million, up from $268.7 million at September 30, 2006, a 10.4% increase.

Shareholders’ equity increased to $37.2 million at September 30, 2007 from $30.2 million at September 30, 2006, and tangible book value per share decreased to $7.39 per share from $7.42 per share at September 30, 2006.

Stewart E. McClure, Jr, President and Chief Executive Officer said, “During the past twelve months, we have had a number of successes in the face of an extremely difficult operating environment.  We completed the conversion of our warrants into $10.3 million of additional equity which gives us an extremely strong capital base. Assets, loans and core deposits have continued to grow at rates of 10.4%, 12.9% and 10.2% respectively.  We also increased the size of our franchise by 50% when we added two new branches, twelve months ago in Madison and four months ago in Long Valley.  However, in addition to the costs associated with our branch expansion, we are also not immune from today’s challenges in the residential housing and mortgage markets. As a result of fewer housing starts and slower sales there are fewer opportunities for construction lending and bridge loans.  This slow down has occurred throughout 2007, but most particularly in the third quarter.  These opportunities had historically accounted for part of our loan growth.  During the 3rd quarter, we also saw our residential mortgage volume and profits fall, coincident with the rest of the industry.  For the 3rd quarter of 2006, we reported a mortgage company profit of $46,000 versus a loss of $27,000 in the 3rd quarter of 2007.  We will continue to reduce expenses while we wait for market conditions to improve as we still believe in the long-term profitability of this core product.”

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those statements are subject to known and unknown risk, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements.  We based the forward-looking statements on various factors and using numerous assumptions.  Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example, the rate of prepayment by our loan customers, the effect of changing economic conditions and, in particular, changes in interest rates, changes in government regulations, tax rates and similar matters, and other risks which may be described in our future filings with SEC.

Somerset Hills Bancorp
Selected Consolidated Financial data
(Unaudited)

($ in thousands except per share data)	Nine Months Ended
	September 30
	2007	2006

Income Statement Data:

Interest income	$13,515	$11,504
Interest expense	5,634	4,303
Net interest income	7,881	7,201
Provision for loan losses	45	201
Net interest income after prov. for loan losses	7,836	7,000
Non-interest income	1,838	2,025
Non-interest expense	7,448	6,671
Income before income taxes	2,226	2,354
Income tax expense	666	821
Net income	$1,560	$1,533

Balance Sheet Data:

Total assets	$296,573	$268,672
Loans, net	201,421	178,444
Loans held for sale	5,916	6,077
Allowance for loan losses	2,215	2,170
Investment securities held to maturity	13,422	10,694
Investment securities held for sale	34,034	32,903
Deposits	258,042	236,811
Borrowings	0	0
Shareholders' equity	37,210	30,214

Performance Ratios:

Return on average assets	0.71%	0.82%
Return on average equity	5.53%	7.56%
Net interest margin	3.92%	4.20%
Efficiency ratio	76.6%	72.3%

Asset Quality:

Nonaccrual loans	217	236
OREO property	0	0
Net charge-offs (recoveries)	0	2
Allowance for loan losses to total loans	1.09%	1.20%
Nonperforming loans to total loans	0.11%	0.13%

Per Share Data:

Earnings per share- Basic	$0.31	$0.41
Earnings per share- Diluted	$0.30	$0.35
Book value per share	$7.64	$7.73
Tangible book value	$7.39	$7.42

SOMERSET HILLS BANCORP
Balance Sheets
(in thousands, except for share data)

	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$8,982	$22,662	$10,200
Federal funds sold	14,200	5,900	14,800
Total cash and cash equivalents	23,182	28,562	25,000

Loans held for sale,net	5,916	5,003	6,077
Investment securities held to maturity (Approximate maket value
of $13,344 in September 2007, $10,552 in December 2006	13,422	10,485	10,694
and $10,794 in September 2006
Investments available for sale	34,034	38,914	32,903

Loans receivable	203,778	192,571	180,749
Less allowance for loan losses	(2,215)	(2,170)	(2,170)
Deferred fees	(142)	(136)	(135)

Net loans receivable	201,421	190,265	178,444

Premises and equipment,net	6,474	6,295	6,230
Goodwill, net	1,191	1,191	1,191
Bank owned life insurance	8,023	5,801	5,679
Accrued interest receivable	1,557	1,508	1,387
Deferred tax asset	857	805	760
Other assets	496	599	307

	$296,573	$289,428	$268,672
Total assets

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$46,928	$51,015	$42,533
Interest bearing deposits
Now,M/M and savings	173,506	163,590	157,537
Certificates of deposit,under $100,000	21,530	20,617	18,380
Certificates of deposit, $100,000 and over	16,078	14,999	18,361

Total deposits	258,042	250,221	236,811

Accrued interest payable	749	697	648
Taxes payable	32	34	70
Other liabilities	540	580	929

Total liabilities	259,363	251,532	238,458

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 shares authorized, none issued	-	-	-
*Common stock- authorized 9,000,000 shares
of no par value;issued and outstanding, 4,873,138
shares at September 30, 2007, 4,997,490 at December 31,	37,011	36,916	28,226
2006 and 4,104,358 at September 30, 2006
Retained earnings	477	1,166	2,358
Accumulated other comprehensive loss	(278)	(186)	(370)

Total stockholders` equity	37,210	37,896	30,214

Total liabilities and stockholders' equity	$296,573	$289,428	$268,672

*Restated to reflect 5% Stock Dividend

SOMERSET HILLS BANCORP
Statements of Income
(Dollars in Thousands, Except Per Share Data)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:

Loans, including fees	$3,816	$3,602	$10,978	$10,024
Investment securities	628	489	1,955	1,406
Federal funds sold	196	27	543	50
Interest bearing deposits with other banks	10	8	39	24
Total interest income	4,650	4,126	13,515	11,504

Interest Expense:

Deposits	1,924	1,576	5,632	4,049
Federal funds purchased	-	-	-	1
Federal Home Loan Bank advances	-	113	2	253
Total interest expense	1,924	1,689	5,634	4,303

Net interest income	2,726	2,437	7,881	7,201

Provision for loan losses	45	75	45	201

Net interest income after
provision for
loan losses	2,681	2,362	7,836	7,000

Non-Interest Income:

Service fees on deposit accounts	85	67	255	217
Gains on sales of mortgage loans,net	330	657	1,168	1,476
Other income	151	117	415	332
Total Non-Interest Income	566	841	1,838	2,025

Non-Interest Expense

Salaries and employee benefits	1,354	1,290	3,948	3,646
Occupancy expense	496	390	1,418	1,178
Advertising & business promotion	81	136	308	437
Stationery and supplies	68	59	204	163
Data processing	127	112	388	318
Other operating expense	421	347	1,182	929
Total Non-Interest Expense	2,547	2,334	7,448	6,671

Income before provision for taxes	700	869	2,226	2,354

Provision for Income Taxes	196	296	666	821

Net income	$504	$573	$1,560	$1,533

*Per share data
Net income basic	$0.10	$0.15	$0.31	$0.41
Net income diluted	$0.10	$0.13	$0.30	$0.35

*Restated to reflect 5% Stock Dividend